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SUPPLEMENT
TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 24, 2006
(TO PROSPECTUS DATED AUGUST 25, 2005)



                           $859,434,100 (APPROXIMATE)

                   J.P. MORGAN ALTERNATIVE LOAN TRUST 2006-A1
                                 ISSUING ENTITY
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-A1

                     J.P. MORGAN MORTGAGE ACQUISITION CORP.
                               SPONSOR AND SELLER

                      J.P. MORGAN ACCEPTANCE CORPORATION I
                                    DEPOSITOR

                               ------------------

The prospectus supplement dated February 24, 2006 to the prospectus dated August 25, 2005 with respect to the above-captioned series is hereby amended as follows:

1. The following sentence is added to follow the final sentence of the first paragraph under the heading "Summary--Credit Enhancement-Pool 1--Overcollateralization":

      "As described herein, the required level of overcollateralization may decrease over time."

2. The definition of "Net Monthly Excess Cashflow" in the Glossary of Defined Terms is deleted in its entirety and replaced with the following:

      "For any Distribution Date is equal to the sum of (a) any Overcollateralization Release Amount and (b) the excess of (x) the Available Distribution Amount for Pool 1 for such Distribution Date over
      (y) the sum for such Distribution Date of (A) the Interest Distribution Amounts for the Pool 1 Certificates, (B) the Interest Shortfall for the Pool 1 Senior Certificates and (C) the Pool 1 Principal Remittance Amount."

3. A new definition is added to the Glossary of Defined Terms to read as follows:

      "Overcollateralization Release Amount - With respect to any Distribution Date, the lesser of (x) the Pool 1 Principal Remittance Amount for such Distribution Date and (y) the excess, if any, of (1) the Overcollateralized Amount for such Distribution Date over (2) the Overcollateralization Target Amount for such Distribution Date."

4. The definition of "Overcollateralization Target Amount" in the Glossary of Defined Terms is deleted in its entirety and replaced with the following:

      "With respect to any to any Distribution Date (1) prior to the Pool 1 Step-Down Date, approximately 1.65% of the aggregate Stated Principal Balance of the Pool 1 Mortgage Loans as of the Cut-off Date, (2) on or after the Pool 1 Step-Down Date, provided a Trigger Event is not in effect, the greater of (x) 3.30% of the aggregate Stated Principal Balance of the Pool 1 Mortgage Loans as of the last day of the related Due Period and (y) the Overcollateralization Floor, and (3) on or after the Pool 1 Step-Down Date, if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Distribution Date."


5. A new definition is added to the Glossary of Defined Terms to read as follows:

      "Pool 1 Basic Principal Distribution Amount - With respect to any Distribution Date, the excess of (i) the Pool 1 Principal Remittance Amount for such Distribution Date over (ii) the Overcollateralization Release Amount, if any, for such Distribution Date."

6. The definition of "Pool 1 Principal Distribution Amount" in the Glossary of Defined Terms is deleted in its entirety and replaced with the following:

      "With respect to any Distribution Date, the sum of (i) the Pool 1 Basic Principal Distribution Amount for such Distribution Date and (ii) the Overcollateralization Increase Amount for such Distribution Date."

                              --------------------

                                    JPMORGAN

FEBRUARY 27, 2006